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                                                                      EXHIBIT 12

                                 PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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                                                      FOR THE NINE
                                                      MONTHS ENDED                          FOR THE YEARS ENDED
                                                     SEPTEMBER 30,                              DECEMBER 31,
                                                  --------------------------------------------------------------------------------
                                                    2005        2004        2004        2003        2002        2001        2000
                                                  --------------------------------------------------------------------------------
                                                                             (MILLIONS, EXCEPT RATIOS)
Earnings as Defined in Regulation S-K (A):

Pre-tax Income from Continuing Operations         $    653    $    661    $  1,223    $  1,331    $    659    $  1,139    $  1,279
Loss(Income) from Equity Investees,
Net of Distributions                                   (23)         79          78          60          (2)        (59)        (16)
Fixed Charges                                          722         726         959         963         946         876         726
Capitalized Interest (B)                               (74)        (84)       (110)       (116)       (104)        (74)        (33)
Preferred Securities Dividends Requirements of
Subsidiaries                                            (5)         (5)         (6)         (6)         (6)         (8)        (14)
                                                  --------------------------------------------------------------------------------
Total Earnings                                    $  1,273    $  1,377    $  2,144    $  2,232    $  1,493    $  1,874    $  1,942
                                                  ================================================================================

Fixed Charges as Defined in Regulation S-K (C)

Interest Expense                                  $    709    $    715    $    945    $    949    $    926    $    852    $    698
Interest Factor in Rentals                               8           6           8           8          14          16          14
Preferred Securities Dividends Requirements of
Subsidiaries                                             5           5           6           6           6           8          14
                                                  --------------------------------------------------------------------------------
Total Fixed Charges                               $    722    $    726    $    959    $    963    $    946    $    876    $    726
                                                  ================================================================================

Ratio of Earnings to Fixed Charges                    1.76        1.90        2.24        2.32        1.58        2.14        2.67
                                                  ================================================================================
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(A)   The term "earnings" shall be defined as pretax income from continuing operations before income or loss from equity investees plus distributed income from equity investees. Add to pretax income the amount of fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period and (b) the actual amount of any preferred securities dividend requirements of majority-owned subsidiaries stated on a pre-tax level.

(B)   Capitalized Interest excludes AFUDC for PSE&G.

(C) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals and (d) preferred securities dividends requirements of majority-owned subsidiaries stated on a pre-tax level.